EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 5, 2003 except for Note 16 as to which the date is December 18, 2003 relating to the financial statements which appear in Network Engines, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2003. We also consent to the incorporation by reference of our report dated November 5, 2003 relating to the financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

December 22, 2003